Exhibit 99.1

Amarantus Announces $3M Capital Infusion

SAN FRANCISCO, CA – February 19, 2016 – Amarantus BioScience Holdings, Inc. (OTCQX:AMBS), a biotechnology company developing products in Regenerative Medicine, Neurology and Orphan diseases, today announced the closing of a $3M investment from an institutional investor. Under the terms of the agreement, the investor will be issued $3.3M worth of Series H Convertible Preferred Stock (including 10% original issue discount) from the Company and five year warrants exercisable for 13,200,000 shares of common stock at $0.40 per share. It is expected that the net proceeds will be used to repurchase part of the Series H Preferred from the Company’s two largest institutional investors, for preparations towards the initiation of the Phase 2 clinical study of Engineered Skin Substitute (ESS) for the treatment of severe burns in collaboration with the US Army, and for general working capital purposes.

Chardan Capital Markets, LLC acted as sole placement agent for the transaction.

“This much needed capital infusion provides Amarantus with sufficient runway to judiciously accelerate the execution phase of the Company’s business plan,” said Gerald E. Commissiong, President & CEO of Amarantus. “Amarantus’ groundbreaking ESS program represents a revolutionary technology allowing for the growth of full-thickness human skin. We believe this program will dramatically change the practice of medicine in severe burn care, and is grossly undervalued inside Amarantus. We are evaluating options to unlock the true value of this revolutionary program to the benefit of the Company and its diverse group of shareholders, and will be communicating with shareholders in this regard in the near future.”

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-203845), which was declared effective by the United States Securities and Exchange Commission ("SEC") on May 22, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (OTCQX:AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of Neurology, Regenerative Medicine and Orphan diseases. The Company has an exclusive worldwide license to intellectual property rights associated with Engineered Skin Substitute (ESS), an autologous full thickness skin replacement product in development for the treatment of adult severe burns, currently preparing to enter Phase 2 clinical studies. In parallel, the Company is evaluating human clinical data from previously conducted studies in pediatric severe burns and Congenital Giant Hairy Nevus to support clinical development expansion into those areas. ESS has achieved Orphan Drug Designation (ODD) in the area of severe burns, and is seeking ODD status for additional serious dermatologic indications. AMBS also has development rights to eltoprazine, a small molecule currently in clinical development for Parkinson's disease levodopa-induced dyskinesia, an orphan disorder, with the potential to expand into adult ADHD and Alzheimer's aggression. AMBS owns the intellectual property rights to a therapeutic protein known as mesencephalic astrocyte-derived neurotrophic factor (MANF) and is developing MANF as a treatment for orphan ophthalmic disorders, initially in retinitis pigmentosa (RP) and retinal artery occlusion (RAO). AMBS also owns the technology platform that led to MANF’s discovery (PhenoGuard™), and which can be used to identify novel neurotrophic factors.

AMBS' Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing-based test for identifying patients with relapsing-remitting multiple sclerosis at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, (developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig), and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro).

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Amarantus Investor and Media Contact:

Ascendant Partners, LLC

Fred Sommer

732-410-9810

fred@ascendantpartnersllc.com

Source: Amarantus BioScience Holdings, Inc.

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